AIR Communities provides operating update

DENVER, COLORADO, September 20, 2022 – Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) today provided an operating update on its change in Same Store Rental Rates and Average Daily Occupancy as of August 31, 2022. The Company remains on track to meet guidance for 2022 as described in its second quarter 2022 earnings release.

	Q2 2022	July 2022	August 2022
Transacted Leases
Renewal rent changes	11.1%	10.6%	11.0%
New lease rent changes	18.9%	17.9%	17.4%
Weighted-average rent changes	14.3%	14.0%	14.0%

Signed Leases
Renewal rent changes	10.6%	11.8%	11.9%
New lease rent changes	18.4%	19.5%	17.0%
Weighted-average rent changes	14.1%	15.5%	14.3%

Average Daily Occupancy	96.8%	95.5%	96.0%

In the Same Store portfolio, which represents 87% of AIR’s GAV, blended transacted leases increased by 14.0% in August, the highest among coastal peers. Occupancy is projected to continue to increase with the summer leasing season now complete, and full year controllable operating expenses are expected to remain roughly flat.

In the last 18 months, AIR has improved and grown its portfolio through leverage neutral “paired trades,” which has allowed for recycling capital into properties with superior prospects, enhanced further by AIR’s property operations and the application of the AIR Edge. The Acquisition portfolio, comprising properties acquired by AIR in 2021 and 2022, now amounts to 13% of AIR’s GAV. Blended transacted leases from AIR’s 2021 acquisitions were up 24.0% in August, 1,000 basis points higher than the Same Store portfolio.

With the pandemic now over, we can track AIR’s progress and how Keith Kimmel and his team continue to excel:

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In 18 months, AIR’s high-quality portfolio was made even better. Average monthly revenue per apartment home, $2,231 at year-end 2020, is now $2,596, third among all peers, representing $2,586 from the Same Store portfolio, pro forma for the announced anticipated sale of the Boston communities, and $2,663 from the Acquisition portfolio and four lease cancellations with Aimco.
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AIR is the leader among coastal peers in Same Store Revenue growth measured from 2019, prior to the start of the pandemic, through 2022, based on the midpoint of peer guidance ranges.

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AIR’s acquisitions in 2022 are off to a great start, and the Acquisitions made in 2021 continue to outperform our expectations, on track to produce ~50% higher Same Store NOI growth in the fourth quarter.
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Through focus on high NOI margins and low G&A, AIR has demonstrated that its business model is more efficient than any of its peers in the conversion of Same Store Revenue into free cash flow.

The economy is unusually turbulent, but AIR’s early prospects for 2023 are excellent. At year-end, the expected earn-in from 2022 leasing activities is expected to provide approximately 5% Same Store Revenue growth in 2023, with expected loss-to-lease providing the opportunity for additional growth.

About AIR

Apartment Income REIT Corp. (“AIR”) (NYSE: AIRC) is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 76 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2022 and 2023 operating results including revenue, expenses, and NOI in the Same Store and Acquisition portfolios, free cash flow, and margin. We caution investors not to place undue reliance on any such forward-looking statements. These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements.

These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances.

Contact:

Matthew O’Grady

Senior Vice President, Capital Markets

(303) 691-4566

Mary Jensen

Head of Investor Relations

(303) 691-4349

investors@aircommunities.com